Exhibit 99.1

Priceline.com Announces Pricing of $1 Billion Private Offering of Convertible Senior Notes and Common Stock Repurchase

NORWALK, Conn.-(PRNewswire)-May 30, 2013

Priceline.com Incorporated (Nasdaq: PCLN) announced today the pricing of $1 billion principal amount of Convertible Senior Notes due 2020 through a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

The notes will pay interest semiannually at a rate of 0.35% per annum. In certain circumstances, the notes may be converted into cash up to their principal amount, and into shares of priceline.com common stock and/or cash at priceline.com’s election for the conversion value above the principal amount based on a conversion rate of 0.7604 shares of common stock per $1,000 principal amount of the notes (which is equal to a conversion price of approximately $1,315.10 per share, representing a 66% conversion premium based on the closing price of $792.27 per share on May 29, 2013).

Priceline.com estimates that the net proceeds from the offering of notes will be approximately $979.0 million, after deducting estimated fees and expenses. To the extent the initial purchasers sell more than $1 billion principal amount of the notes, priceline.com granted the initial purchasers an option to purchase up to $150 million principal amount of additional notes at any time prior to June 29, 2013, solely to cover over-allotments.

In connection with the proposed note offering, priceline.com’s Board of Directors authorized the repurchase of up to an additional $1 billion of priceline.com’s common stock, concurrently with the consummation of the offering and thereafter from time to time. Priceline.com plans to use the net proceeds from the offering of the notes to repurchase approximately $144.6 million of its outstanding common stock in privately negotiated, off-market transactions, which may be effected through the initial purchaser of the notes or its affiliates, concurrently with the consummation of the offering. Priceline.com also intends to use the net proceeds thereafter to repurchase shares of priceline.com common stock in the open market or in privately negotiated transactions from time to time. Any remaining net proceeds will be used for general corporate purposes, which may include repaying outstanding debt and corporate acquisitions.

The sale of the notes and the initial repurchase of the shares of common stock are expected to close on June 4, 2013.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The notes and any priceline.com common stock issuable upon the conversion of the notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold absent registration or an applicable exemption from registration requirements.

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For Press Information: Brian Ek (203) 299-8167 brian.ek@priceline.com
For Investor Relations: Matthew Tynan (203) 299-8487 matt.tynan@priceline.com